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                         Shurgard Storage Centers, Inc.
                 Exhibit (21.1) -Subsidiaries of the Registrant


                (i)     SSC Property Holdings, Inc.;

                (ii)    SSC Benelux Inc.;

                (iii)   SSC Evergreen Inc.

                (iv)    Shurgard Development I, Inc.

                (v)     Shurgard Development II, Inc.

                (vi)    Shurgard Development III, Inc.

                (vii)   Shurgard Development VI, Inc.